Exhibit 99.1

Klotho Neurosciences, Inc. Regains Full Compliance with NASDAQ Minimum Closing Bid Price and Stockholder Equity Rules

Klotho Neurosciences Maintains Listing on the NASDAQ

New York, New York, July 16, 2025/ Cision PR Newswire/ - Klotho Neurosciences, Inc. (“Klotho” or the “Company”) (NASDAQ: KLTO), a gene and cell therapy company focused on the treatment of neurodegenerative and other aging-related diseases, today announced that it had received a notification letter from The NASDAQ Stock Market LLC confirming that the Company has regained compliance with the minimum $1.00 bid price under NASDAQ Listing Rule 5550(a)(2), and the minimum stockholders’ equity threshold of $2.5 million under Listing Rule 5550(b)(1).

The Company is now in full compliance with all NASDAQ continued listing requirements and will remain listed and traded on the NASDAQ Stock Market.

NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement for a period of one year. Should the Company fall out of compliance with the minimum equity rule during that time, the Company would become subject to delisting without a cure period but will have the opportunity to request a new hearing should that event occur.

About Klotho Neurosciences, Inc.

Klotho Neurosciences, Inc. (NASDAQ: KLTO), is a biogenetics company focused on the development of innovative, disease-modifying cell and gene therapies using a protein derived from a patented form of the “anti-aging” human Klotho gene (s-KL), and its novel delivery systems to transform and improve the treatment of neurodegenerative and age-related disorders such as ALS, Alzheimer’s, and Parkinson’s disease. The Company’s current portfolio consists of its proprietary cell and gene therapy programs using DNA and RNA as therapeutics and genomics-based diagnostic assays. The Company is managed by a team of individuals and advisors who are highly experienced in biopharmaceutical product development and commercialization.

For more information, please visit the company’s website at www.klothoneuro.com.

Investor Contact and Corporate Communications: - Jeffrey LeBlanc, CFO

ir@klothoneuro.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include descriptions of the Company’s future commercial operations. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, such as the Company’s inability to implement its business plans, identify and realize additional opportunities, or meet or exceed its financial projections and changes in the regulatory or competitive environment in which the Company operates. You should carefully consider the foregoing factors and the other risks and uncertainties described in the documents filed or to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) from time to time, which could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these documents are available on the SEC’s website, www.sec.gov. All information provided herein is as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, except as required under applicable law.